Exhibit 99.1

Greenwood Hall Announces Financial Outlook for FY-2016

Company Anticipates 35-40% Revenue Growth for EdTech Offerings

•	Management provides guidance for remainder of Fiscal 2016
•	Anticipates SG&A overhead reduction of 30-35% for Fiscal 2016
•	Estimates robust Ed-Tech revenue growth through Fiscal 2017
•	On track for positive EBITDA on an adjusted basis for Fiscal 2017

SANTA MONICA, Calif., April 18, 2016 (GLOBE NEWSWIRE) — Greenwood Hall, Inc. (OTCQB:ELRN), a Los Angeles based education technology company that helps colleges and universities improve student engagement and outcomes, announced its financial outlook for the remainder of the 2016 fiscal year. The Company also provided a preliminary outlook for Fiscal Year 2017.

“We have seen great momentum in our push to be the leading EdTech player focused on partnering with colleges and universities as it relates to maximizing student success – and doing so efficiently and effectively,” stated Dr. John Hall, Chief Executive Officer of Greenwood Hall. “During the second quarter, we recorded 26% year-to-year revenue growth in our strategic EdTech offerings coupled with substantial reductions in overhead. We expect that robust growth and operational efficiency to continue for the remainder of the fiscal year with significant improvements to our bottom line.”

Financial Outlook

The Company today provided select financial guidance for the remainder of FY-2016.

Guidance for FY-16 is for the period September 1, 2015 – August 31, 2016 and this compares to actual results for the twelve-month period of September 1, 2014 – August 31, 2015. Based on new service contracts and current new business pipeline for the Company’s strategic EdTech offerings, Management anticipates FY-16 revenues related to the Company’s EdTech business to increase by 35-40% and be in the range of $5.63 – 6.05 million, compared to EdTech revenues of approximately $4.32 million in FY-15. Revenue pertaining to the Company’s legacy and non-strategic offerings is anticipated to be in the range of $1.3 – 1.5 million, compared to legacy revenues of approximately $4 million in FY-2015, the majority of which were one-time in nature, event driven, and not strategic to the Company’s current EdTech focus. The Company anticipates a 30-35% reduction in SG&A expense for FY-2016.

The Company plans to issue formal guidance for Fiscal Year 2017 during the fourth quarter of FY-16. FY- 17 is the twelve-month period beginning September 1, 2016 and ending August 31, 2017. Based on current contracts and the present new business pipeline for the Company’s strategic EdTech offerings, Management estimates the outlook for FY-17 revenue growth related to the Company’s EdTech business will be at a rate that is equal to or greater than the growth rate projected for FY-16. Based on current trending, Management also believes the Company should have positive adjusted EBITDA for FY-17.

About Greenwood Hall, Inc.

Greenwood Hall is an education technology company that helps colleges and universities manage the student journey. Every Greenwood Hall solution is designed to increase revenue and improve student engagement as well as learning outcomes. Since 2006, Greenwood Hall has developed customized turnkey solutions that combine strategy, people, proven processes and robust technology to help schools effectively and efficiently improve student outcomes, as well as increase revenues and expand into new marketing channels, such as online learning. Greenwood Hall has served more than 50 education clients and over 75 degree programs.

For more information, visit http://www.greenwoodhall.com, follow us on Twitter @GreenwoodHall and Facebook at http://www.facebook.com/GreenwoodandHall.

Statement Concerning Forward-Looking Information

Any statements made in this press release about Greenwood Hall's future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “on track,” “trends or trending,” and/or similar expressions. These forward- looking statements are based on Greenwood Hall's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Greenwood Hall’s Annual Report on Form 10-K for the period ended August 31, 2015, that are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, Greenwood Hall does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is used by management as one measure for judging the Company's operating performance and for estimating the Company's earnings growth prospects. Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; reorganization items, net; restructuring costs; restructuring- related costs included in SG&A; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation. Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. The presentation in this press release is characterized as Non-GAAP.

Media Contact:

John Hall

Chief Executive Officer

Greenwood Hall, Inc.

jhall@greenwoodhall.com

310-907-8200